                                                                       EXHIBIT 2


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                           SIGHT RESOURCE CORPORATION


                         SERIES B CONVERTIBLE PREFERRED
                            STOCK PURCHASE AGREEMENT


                             DATED OCTOBER 9, 1997



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
                               TABLE OF CONTENTS


                                                                                               Page
                                                                                               ----
SECTION 1.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2     Other Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     1.3     Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . .   7

SECTION 2.   AUTHORIZATION AND SALE OF CONVERTIBLE PREFERRED
             STOCK; WARRANTS AND WARRANT SHARES   . . . . . . . . . . . . . . . . . . . . . . .   7
     2.1     Authorization of Convertible Preferred Stock;
             Warrants and Warrant Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.2     Sale and Purchase of Convertible Preferred Stock;
             Issuance of Warrants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.3     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

SECTION 3.   CLOSING DATE; DELIVERY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.1     Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.2     Delivery   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . .   8
     4.1     Organization, Good Standing and Qualification  . . . . . . . . . . . . . . . . . .   8
     4.2     Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     4.3     Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     4.4     Partnerships, Joint Ventures   . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.5     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.6     Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.7     Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.8     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.9     Patents and Trademarks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.10    Compliance with Other Instruments and Legal Requirements   . . . . . . . . . . . .  11
     4.11    Material Agreements; Action  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.12    Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.13    Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.14    Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.15    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.16    Tangible Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.17    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.18    Company SEC Reports and Financial Statements   . . . . . . . . . . . . . . . . . .  15
     4.19    Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.20    Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.21    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

     4.22    Labor and Employment Matters   . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.23    No Pending Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.24    Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 5.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
             PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.1     Accredited Investor; Experience; Risk  . . . . . . . . . . . . . . . . . . . . . .  22
     5.2     Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.3     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.4     Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.5     Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.6     Unregistered Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.7     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.8     Restricted Transfer of Securities  . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 6.   CONDITIONS TO CLOSING OF PURCHASER   . . . . . . . . . . . . . . . . . . . . . . .  24
     6.1     Representations and Warranties Correct   . . . . . . . . . . . . . . . . . . . . .  24
     6.2     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.3     Opinion of Company's Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.4     No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.5     Certificate of Designation   . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.6     Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.7     Issuance of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.8     Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.9     Warrants; Reservation of Common Stock  . . . . . . . . . . . . . . . . . . . . . .  24
     6.10    Appointment of Director  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.11    Bank Credit Facility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 7.   CONDITIONS TO CLOSING OF THE COMPANY   . . . . . . . . . . . . . . . . . . . . . .  25
     7.1     Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.2     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.3     Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.4     Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 8.   COVENANTS OF THE COMPANY   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     8.1     Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     8.2     Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     8.3     Company Registration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     8.4     Shelf Registration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     8.5     Certain Registration Matters   . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     8.6     Regulatory Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     8.7     Access   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     8.8     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     8.9     Amendment to NASD Listing Application  . . . . . . . . . . . . . . . . . . . . . .  35

     8.10    Reservation of Warrant Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     8.11    Bank Credit Facility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     8.12    Repurchase Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     8.13    Directors' and Officers' Insurance   . . . . . . . . . . . . . . . . . . . . . . .  36
     8.14    Selection of President   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 9.   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     9.1     Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     9.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     9.3     Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     9.4     Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     9.5     Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . .  38
     9.6     Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.7     Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.8     Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.9     Costs and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.10    No Third-Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.11    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                           SIGHT RESOURCE CORPORATION
                         SERIES B CONVERTIBLE PREFERRED
                            STOCK PURCHASE AGREEMENT

     SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT dated as of October 9, 1997 (this "Agreement"), by and between SIGHT RESOURCE CORPORATION, a Delaware corporation (the "Company"), and the purchasers listed on the signature page hereto (collectively herein the "Purchaser").

                               W I T N E S E T H

     WHEREAS, the Company has issued and outstanding the shares of capital stock described in Section 4.2 hereof and the Company has reserved for issuance additional shares of capital stock upon the exercise of the outstanding convertible securities, including rights, options and warrants, identified in
Section 4.2; and

     WHEREAS, the Company proposes to issue and sell, and the Purchaser desires to purchase, shares of the Company's Series B Convertible Preferred Stock, par value $.01 per share, on the terms and conditions set forth herein; and

     WHEREAS, the Company proposes to issue, and the Purchaser desires to acquire, the Class I Warrants and the Class II Warrants (each as hereafter defined).

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   SECTION 1

                                  Definitions

     1.1.  Defined Terms.  The following terms are defined as follows:

     "Affiliate" means, with respect to any Person, (i) any Person that holds direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person, (ii) any brother, sister, parent, child or spouse of such Person or any Person described in clause (i), and (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity.

     "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discounts, any plans subject to
Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

     "Change of Control" for the purpose of Section 8.12 of this Agreement only, means any event or series of events by which (i) any Person or group obtains a majority (by voting or otherwise) of the securities of the Company ordinarily having the right to vote in the election of directors; (ii) during any two year period, individuals who at the beginning of any such two year period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election, recommendation, or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; (iii) the merger, consolidation, reorganization, recapitalization, dissolution or liquidation of the Company if as a result the current stockholders no longer own more than 50% of the voting securities of the Company; (iv) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company; or
(v) the adoption of a plan leading to the liquidation or dissolution of the Company.

     "Class I Warrants" means the Class I Warrants in the form attached hereto as Exhibit A.

     "Class II Warrants" means the Class II Warrants in the form attached hereto as Exhibit B.

     "Code" means the Internal Revenue Code of 1986 (or any successor thereto), as amended from time to time.

     "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

     "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or its Subsidiaries or with respect to which the Company or a Subsidiary has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company or the Subsidiaries.

     "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company or any Subsidiary is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or any Subsidiary or to which the Company or any Subsidiary is obligated to make payments, in each case with respect to any present or former employees of the Company or the Subsidiaries.

         "Company's Knowledge" or derivations thereof shall mean the knowledge of the officers of the Company and each Subsidiary, and, with respect to Sections 4.20 and 4.22, each person who conducts human resource and employee benefits management functions for the Company or any Subsidiary, whether or not an officer of the Company or such Subsidiary.

         "Convertible Preferred Stock" means the Series B Convertible Preferred Stock, par value $.01 per share, of the Company.

         "Effectiveness Period" means the period commencing on the Closing Date and ending on the date that all Registrable Securities shall have ceased to be Registrable Securities.

         "Employee Benefit Plan" has the meaning given in Section 3(3) of ERISA.

         "Environmental Law" means any applicable foreign, federal, state or local statute, regulation, ordinance or rule of common law as now in effect in any way relating to the protection of human health and the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), regulations promulgated pursuant to these statutes, and common law principles of tort liability.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulation or rule issued thereunder.

         "ERISA Affiliate" means any Person that together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Hazardous Material" means any substance, material or waste that is regulated by the United States, the foreign jurisdictions in which the Company or its Subsidiaries conducts business, or any applicable state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance that is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste,"

"contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

         "Holder" means, individually, a general or limited partner of the Purchaser who shall acquire Registrable Securities, and, collectively, the general or limited partners of the Purchaser who shall acquire Registrable Securities.

         "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "Material Adverse Effect" means a material adverse change to the business, operations, financial condition, prospects (insofar as can reasonably be foreseen), liabilities, assets or properties of any Person taken as whole.

         "Multiemployer Plan" means any Employee Benefit Plan described in
Section 3(37) of ERISA.

         "New Securities" means shares of Common Stock of the Company and any securities or other rights convertible or exchangeable into or exercisable for shares of Common Stock; provided, however, "New Securities" shall not include
(i) Common Stock issued or issuable upon conversion of the Convertible Preferred Stock issued to Purchaser; (ii) Common Stock issued or issuable upon exercise of the Warrants issued to Purchaser, (iii) securities issued by the Company as part of any public offering pursuant to an effective registration statement under the Securities Act; (iv) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; (v) equity securities and options to purchase equity securities issued to management, directors or employees of or consultants to the Company pursuant to plans outstanding as of the date hereof; (vi) equity securities and options to purchase equity securities issued in accordance with additional stock option or similar plans approved by the Board or any class of stockholders, as required;
(vii) securities issued in connection with any merger or acquisition by the Company, and (viii) Common Stock or other securities issued or issuable upon conversion of rights, options, warrants or convertible securities issued and outstanding prior to the date hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

         "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to the Company; (ii) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that would not result in a Material Adverse Effect on the Company or its Subsidiaries; (iv) zoning, entitlement and other land use and environmental regulations by any governmental body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances that would not result in a Material Adverse Effect on any Company Property subject thereto or affected thereby.

         "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

         "Registrable Securities" means (i) shares of Common Stock or other securities issued or issuable upon conversion of the Convertible Preferred Stock; (ii) shares issued in connection with the exercise of the Preemptive Rights as set forth in Section 8.2; (iii) shares of Common Stock issued or issuable upon exercise of the Warrants, and (iv) any other shares of Common Stock or securities issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalization, mergers, consolidation, share exchange or similar events); provided, however, that the foregoing shall cease to be Registrable Securities upon the earlier of (x) the date that the same are registered and disposed of pursuant to an effective registration statement under the Securities Act and (y) the date upon which the Purchaser or Holder has sold such Registrable Securities held by such Person without registration pursuant to Rule 144 promulgated under the Securities Act.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property;

         "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiaries" means each corporation in which the Company owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

         "Warrants" means (i) the Class I Warrants and (ii) the Class II
Warrants.

         "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

         1.2 Other Defined Terms. The following terms shall have the meanings assigned to them in the identified Sections of this Agreement.

         "Balance Sheet" as defined in Section 4.18.

         "Balance Sheet Date" as defined in Section 4.18.

         "Bank Credit Facility" as defined in Section 6.11.

         "Certificate of Designation" as defined in Section 2.1.

         "Closing" as defined in Section 3.1.

         "Closing Date" as defined in Section 3.1.

         "Company 401(k) Plan" as defined in Section 4.20.

         "Company Property" as defined in Section 4.16.

         "Company SEC Reports" as defined in Section 4.18.

         "GAAP" as defined in Section 4.18.

         "Indemnified Party" as defined in Section 8.3.

         "Indemnifying Party" as defined in Section 8.3.

         "Initial Shelf Registration" as defined in Section 8.3.

         "Inspectors" as defined in Section 8.3.

         "Intellectual Property" as defined in Section 4.9.

         "IRS" as defined in Section 4.20.

         "Leased Properties" as defined in Section 4.15.

         "Lock-up Period" as defined in Section 8.3(n).

         "Losses" as defined in Section 8.3.

         "Offer Period" as defined in Section 8.2.

         "Owned Properties" as defined in Section 4.15.

         "Personal Property Leases" as defined in Section 4.16.

         "Preferred Stock" as defined in Section 4.2.

         "Proportionate Percentage" as defined in Section 8.2.

         "Real Property Leases" as defined in Section 4.15(a).

         "Shelf Registration" as defined in Section 8.3.

         "Subsequent Shelf Registration" as defined in Section 8.3.

         "Transaction Documents" as defined in Section 4.5.

         1.3. Other Definitional Provisions. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

                                   SECTION 2

         Authorization and Sale of Convertible Preferred Stock; Warrants and Warrant Shares

         2.1. Authorization of Convertible Preferred Stock; Warrants and Warrant Shares. At Closing, the Company will have authorized the issuance and sale to the Purchaser of 1,452,119 shares of Convertible Preferred Stock, having the rights, preferences, privileges and restrictions set forth in the Certificate of Designation attached to this Agreement as Exhibit 2.1 hereto (the "Certificate of Designation"). In addition, the Company will have authorized the issuance of the Class I Warrants and the Class II Warrants, and shall have reserved for issuance the number of shares of Common Stock issuable, from time to time, upon exercise thereof.

         2.2. Sale and Purchase of Convertible Preferred Stock; Issuance of Warrants. In reliance on the representations and warranties of the Company contained herein and subject to the terms and conditions hereof, the Purchaser agrees to purchase from the Company, and the Company agrees to sell to the Purchaser, 1,452,119 shares of Convertible Preferred Stock, the Class I Warrants and the Class II Warrants for the aggregate purchase price of Five Million Eighty-Two Thousand Four Hundred Seventeen Dollars ($5,082,417). The aggregate number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Class II Warrants represents approximately 19.9% of the issued and outstanding Common Stock of the Company at the date of Closing.

         2.3 Use of Proceeds. The Company agrees to use the full proceeds from the sale of the Convertible Preferred Stock (after deduction of the expenses of this transaction) for acquisitions and related costs, fees and expenses and for working capital purposes.

                                   SECTION 3

                             Closing Date; Delivery

         3.1. Closing Date. The closing of the purchase and sale of the Convertible Preferred Stock and the issuance of the Class I Warrants and Class II Warrants hereunder (the "Closing") shall be held at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C. 20037 on the earlier of (i) November 24, 1997, (ii) the date on which the Company and the Company's new President, which individual shall be reasonably acceptable to both the Company and Purchaser, shall have executed an employment agreement, which employment agreement shall be reasonably acceptable to both the Company and the Purchaser, or (iii) on such other date or at such other place as the Purchaser and the Company shall mutually agree (the date of the Closing being referred to herein as the "Closing Date").

         3.2. Delivery. At the Closing, the Company shall deliver to Purchaser a certificate or certificates evidencing the shares of Convertible Preferred Stock and the Class I Warrants and the Class II Warrants being purchased by it registered in the Purchaser's name against delivery to the Company of payment in an amount equal to the full purchase price of the shares of Convertible Preferred Stock and the Class I Warrants and the Class II Warrants being purchased by the Purchaser by certified check or wire transfer to an account designated by the Company.

                                   SECTION 4

                 Representations and Warranties of the Company

         The Company hereby represents and warrants to, and agrees with, the Purchaser as follows:

         4.1. Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, and reasonably could not be expected to, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company has the corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to (i) own, lease and operate its properties and to carry on its business as now being conducted and (ii) execute and deliver this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby.

         4.2.    Capitalization.

                 (a) The authorized capital stock of the Company is 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value $.01 per share ("Common Stock") of which

8,756,500 shares are issued and outstanding and 30,600 shares are held in treasury, and 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), none of which are issued and outstanding. Schedule 4.2 lists the options, rights and warrants of the Company issued and outstanding prior to Closing. The Company has reserved for issuance 3,548,281 shares of Common Stock upon exercise or conversion of currently outstanding shares of convertible preferred stock and rights, options, warrants and other convertible securities. The Company has reserved for issuance 1,500,000 shares of Common Stock under employee stock purchase plans, stock option plans or other Employee Benefit Plans. The Company has reserved for issuance 2,584,837 shares of Common Stock upon conversion of the authorized shares of Convertible Preferred Stock and the Warrants. Except as set forth in this Section or listed on Schedule 4.2, there are outstanding (a) no shares of capital stock or other voting stock of the Company, (b) no securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company or any Subsidiary (including any rights issuable or issued under any shareholder rights plan or similar arrangement), and no obligations, contingent or otherwise, of the Company or any Subsidiary to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary, (d) no equity equivalent in the earnings or ownership of the Company or any Subsidiary or any similar rights to share earnings or ownership, and (e) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its securities or to make any investment (by loan, capital contribution or otherwise) in any entity. All outstanding options, rights and warrants have been duly and validly issued and are in full force and effect. All shares of capital stock subject to issuance upon exercise of any options, rights or warrants or otherwise, upon issuance pursuant to the instruments under which they are issuable, shall be duly authorized, validly issued, fully paid for and non-assessable and free of all preemptive rights. No outstanding options, warrants or other securities exercisable for or convertible into shares of capital stock of the Company require anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                 (b) The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. The shares of Convertible Preferred Stock to be issued pursuant to this Agreement, upon delivery to the Purchaser of certificates therefor against payment in accordance with the terms of this Agreement, and the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and exercise of the Warrants when issued upon conversion of such Convertible Preferred Stock or upon exercise of such Warrants, (i) will be validly issued, fully paid and non-assessable, (ii) will be free and clear of all Liens, and
(iii) based upon applicable federal and state securities laws presently in effect and assuming that the representations of the Purchaser in Section 5 hereof are true and correct, will be issued in compliance with all applicable federal and state securities laws.

         4.3. Subsidiaries. Schedule 4.3 sets forth a complete and accurate list of all Subsidiaries of the Company, showing (as to each such Subsidiary) the date of its incorporation, the jurisdiction of its incorporation, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders of such Subsidiaries and the number and percentage of the outstanding shares of each such class owned, directly or indirectly, by all such stockholders, including the Company. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien. All outstanding shares of the capital stock of the Company and any Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are free of any preemptive rights. There are no outstanding securities of any Subsidiary convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of any Subsidiary, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating any Subsidiary to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of any Subsidiary.

         4.4. Partnerships, Joint Ventures. Except as set forth on Schedule 4.4, the Company is not a party to, and does not hold, any equity interests in any partnership, limited partnership, limited liability company or other joint venture of any kind.

         4.5. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each agreement, document or instrument adopted, entered into or delivered by it as contemplated herewith (the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate, including shareholder (if required), action on the part of the Company. Each Transaction Document to which it is a party has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification and contribution under this Agreement may be limited by federal or state securities laws or public policy relating thereto.

         4.6. Governmental Consents. Except as set forth on Schedule 4.6, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the valid execution and delivery by the Company of the Transaction Documents to which it is a party, or the consummation by the Company of the transactions contemplated by the Transaction Documents to which it is a party.

         4.7. Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

         4.8. Insurance. The Company and its Subsidiaries maintain insurance of the type and in the amount described in Schedule 4.8, and that is customary in their industries, from time to time, with respect to their respective businesses and are in compliance with all material requirements and provisions thereof.

         4.9. Patents and Trademarks. The Company and its Subsidiaries have sufficient title and ownership of (or rights under license agreements to use) all patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes ("Intellectual Property") necessary for their businesses. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes of any other Person. A list of all patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications owned by the Company or any of its Subsidiaries is set forth on Schedule 4.9. Within the past five years, the Company has not received any communications alleging that the Company or any of its Subsidiaries has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes of any other Person, nor is the Company aware of any such violations.

         4.10.   Compliance with Other Instruments and Legal Requirements.

                 (a) None of the Company or any of its Subsidiaries is in violation or default of any provisions of its certificate of incorporation, by-laws, or comparable organizational documents. None of the Company or any of its Subsidiaries is in violation or default in any material respect under any provision, instrument, judgment, order, writ, decree, contract or agreement to which it is a party or by which it is bound or of any provision of any federal, state or local statute, rule or regulation applicable to the Company or any of its Subsidiaries (including, without limitation, any law, rule or regulation relating to protection of the environment and the maintenance of safe and sanitary premises), which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.10, the execution, delivery and performance of each Transaction Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under or give rise to any obligations under, the Certificate of Incorporation or By-Laws of the Company, or any note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument or obligation, decree or order to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its properties or assets is or may be bound, or violate any law, order, rule or regulation applicable to the Company or any Subsidiary, except for conflicts, breaches and violations which could not result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and does not require any consent, waiver or approval thereunder, or constitute an event that results in the creation of any material Lien upon any assets of the Company or any of its

Subsidiaries.

                 (b) The Company and its Subsidiaries have all material Permits of all governmental entities required to conduct their respective businesses as currently conducted by the Company and its Subsidiaries.

                 (c) Except as set forth on Schedule 4.10, the transactions contemplated by this Agreement and the Transaction Documents will not constitute a change of control under any Employee Benefit Plan, rights plan, contract or agreement to which it is a party, or under any law, rule or regulation to which it is subject.

         4.11. Material Agreements; Action. Except as set forth on Schedule 4.11, there are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound that involve or relate to: (i) any of their respective officers, directors, stockholders or partners or any Affiliate thereof; (ii) the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business; (iii) covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area; (iv) the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person; (v) the borrowing of money; (vi) the expenditure of more than $50,000 in the aggregate or the performance by the Company or any Subsidiary extending for a period more than one year from the date hereof, other than in the ordinary course of business, or (vii) the license of any Intellectual Property or other material proprietary right to or from the Company or any of its Subsidiaries. There have been made available to the Purchaser and its representatives true and complete copies of all such agreements. All such agreements are in full force and effect and are the legal, valid and binding obligation of the Company or its Subsidiaries, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the Company or any of its Subsidiaries is in default in any material respect under any such agreements nor, to the Company's Knowledge, is any other party to any such agreements in default thereunder in any material respect.

         4.12. Brokers' Fees. Except as set forth on Schedule 4.12, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company.

         4.13. Registration Rights. Except as set forth in Schedule 4.13 or pursuant to this Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback registration rights, to any Person.
Schedule 4.13 sets forth the name of the persons granted such registration rights and a description of such registration rights.

         4.14. Corporate Documents. True and correct copies of the Certificate of Incorporation and the By-laws of the Company, as amended, have been delivered to the Purchaser.


         4.15.   Real Property.

                 (a) Schedule 4.15(a) sets forth a complete list of all real property and interests in real property owned (the "Owned Properties") or leased (the "Leased Properties") by the Company and its Subsidiaries as lessee or lessor (the Leased Properties together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties"). The Company Property constitutes all interests in real property currently used or currently held for use in connection with the businesses of the Company and its Subsidiaries and which are necessary for the continued operation of the businesses of the Company and its Subsidiaries as such businesses are currently conducted. The Company and its Subsidiaries have a valid and enforceable leasehold interest under each of the leases for Leased Property (the "Real Property Leases"), and none of the Company or any of its Subsidiaries has received any written notice of any default or event which, with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the Real Property Leases. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company and its Subsidiaries are in good operating condition and repair (subject to normal wear and tear) except for deficiencies which do not have a Material Adverse Effect. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

                 (b) The Company and its Subsidiaries have all material certificates of occupancy and Permits of any governmental body necessary or useful for the current use and operation of each Company Property, and the Company and its Subsidiaries have fully complied with all material conditions of the Permits applicable to them. No default or violation, or event which, with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit, which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                 (c) There does not exist any actual, or, to the Company's Knowledge, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company or any of its Subsidiaries has received any notice, oral or written, of the intention of any governmental body or other Person to take or use all or any part thereof.

                 (d) None of the Company or any of its Subsidiaries has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

                 (e) Except as set forth in Schedule 4.15(e) none of the Company or any of its

Subsidiaries owns or holds, and is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.


         4.16.   Tangible Personal Property.

                 (a) Schedule 4.16(a) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $50,000 relating to personal property used in the business of the Company and its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements, if any, thereto.

                 (b) Each of the Company and its Subsidiaries has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no material default under any Personal Property Lease by the Company or any of its Subsidiaries, or, to the Company's Knowledge, by any other party thereto, and no event has occurred which, with the lapse of time or the giving of notice or both would constitute a default thereunder.

                 (c) Except as set forth on Schedule 4.16(c), each of the Company and its Subsidiaries has good and marketable title to all of the items of tangible personal property reflected in the balance sheets referred to in
Section 4.18 (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal property that, individually or in the aggregate, are material to the operation of the business of the Company and its Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).

                 (d) All of the items of tangible personal property used by the Company and its Subsidiaries under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used except for deficiencies which could not reasonably be expected to have a Material Adverse Effect.

         4.17.   Environmental Matters.

                 Except as set forth on Schedule 4.17:

                 (a) The operations of each of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and all Permits issued to them pursuant to Environmental Laws or otherwise;

                 (b) Each of the Company and its Subsidiaries has obtained all material Permits required under all applicable Environmental Laws necessary to operate its business;

                 (c) None of the Company or any of its Subsidiaries is the subject of any outstanding written order, agreement or arrangement with any governmental authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

                 (d) None of the Company or any of its Subsidiaries has received any written communication alleging either or both that the Company or any of its Subsidiaries may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

                 (e) None of the Company or any of its Subsidiaries, to the Company's Knowledge, has any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

                 (f) None of the Company or any of its Subsidiaries has received notice of any investigations of the business, operations, or currently or previously owned, operated or leased property of the Company or its Subsidiaries, and to the Company's Knowledge, there are no pending or threatened investigations that could lead to the imposition of any liability pursuant to Environmental Law;

                 (g) There is not located at any of the properties owned, or to the Company's Knowledge, at any of the properties leased or operated by the Company or any of its Subsidiaries any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, any (iv) Hazardous Materials located at any Company Property (other than for Hazardous Materials used or stored by the Company or any Subsidiary in the ordinary course of business and in material compliance with applicable Environmental Laws and Permits); and

                 (h) The Company has provided to the Purchaser all environmentally related audits, studies, reports, analyses and results of investigations, if any, to the Company's Knowledge, that have been performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

         4.18.   Company SEC Reports and Financial Statements.

                 (a) The Company has delivered to Purchaser true and complete copies of all periodic reports, statements and other documents that the Company has filed with the SEC under the Exchange Act since December 31, 1996 (collectively, the "Company SEC Reports"), each in the form (including exhibits and any amendments thereto) required to be filed with the SEC. Except as set forth on Schedule 4.18, as of their respective dates, each of the Company's SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, respectively, (ii) were filed in a timely manner, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

                 (b) Each of the audited consolidated financial statements of the Company (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, are accurate and complete and fairly presents, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be noted therein), and in conformity with the SEC's Regulation S-X, the consolidated financial position of the Company and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended.

                 (c) Except as and to the extent set forth (or incorporated by reference) in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Balance Sheet Date") or as set forth on Schedule 4.18, none of the Company or any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) that would be required by GAAP to be accrued on, reflected on, or reserved against it, on a consolidated balance sheet (the "Balance Sheet") (or in the applicable notes thereto) of the Company or any of its Subsidiaries prepared in accordance with GAAP consistently applied, other than liabilities or obligations which arose in the ordinary course of business and consistent with past practices since such date and which do not or could not individually or in the aggregate have a Material Adverse Effect.

         4.19. Changes. Except as set forth on Schedule 4.19, since December 31, 1996, there has not been:

                 (a) any change in the assets, liabilities, financial condition or operating results of the Company or any of its Subsidiaries, except changes in the ordinary course of business that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

                 (b) any damage, destruction or loss, whether or not covered by insurance that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

                 (c) any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it outside of the ordinary course of business or that otherwise could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

                 (d) any satisfaction or discharge of any Lien or payment of any obligation by the Company or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

                 (e) any change or amendment to a contract or arrangement by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or subject that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

                 (f) other than in the ordinary course of business, any material increase in excess of $25,000 annually in any compensation arrangement or agreement with any employee of the Company or any of its Subsidiaries receiving compensation;

                 (g) any events or circumstances that otherwise could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

                 (h)      none of the Company or any of its Subsidiaries has
(i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or equity interests, (ii) incurred any indebtedness for money borrowed in excess of $20,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses not exceeding $20,000, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights for consideration in excess of $20,000 in any one transaction or series of related transactions.

         4.20.   Employee Benefit Plans

                 (a) Schedule 4.20(a) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. Schedule 4.20(a) specifically identifies all Company Plans (if any) that are Qualified Plans.

                 (b) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements:

                          (i)         true, correct, and complete copies of all
of the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered to the uPurchaser: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including, but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent applicable Forms 5500 or 5500 C/R and any financial statements attached thereto for the prior three years; (C) the most recent Internal Revenue Service (the "IRS") determination letter and the latest IRS determination letter that covered the qualification of the entire Company Plan (if different), and copies of the materials submitted by the Company to obtain those letters; (D) the most recent summary plan descriptions (if required by ERISA); (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement (if such documents or writings exist), (F) all material reports submitted within the two years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (G) all material notices that were given to the Company within the two years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (H) employee manuals or handbooks containing personnel or employee relations policies;

                          (ii)        the Sight Resource 401(k) Plan (the
"Company 401(k) Plan") is the only Qualified Plan. The Company and its Subsidiaries have never maintained or contributed to another Qualified Plan. The Company 401(k) Plan qualifies in all material respects under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and no material event has occurred with respect to the design or operation of any of the Company's Qualified Plans that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

                          (iii)       the Company and the Subsidiaries have
never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to
Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

                          (iv)        each Company Plan and each Company
Benefit Arrangement has been operated in material compliance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

                          (v)         to the Company's Knowledge, there are no
pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company or any Stockholder, and no claims or lawsuits have been asserted, instituted or, to the Company's Knowledge, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company or the Subsidiaries with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement. No notice has been received of a pending or potential audit or examination by the IRS, Department of Labor, or any other governmental agency or entity of any Company Plan or Company Benefit Arrangement, and, to the Company's Knowledge, no such audit or examination is presently being conducted. No matters are pending with respect to the Company 401(k) Plan under the IRS's Voluntary Compliance Resolution Program, its Closing Agreement Program, or any other governmental compliance programs;

                          (vi)        no Company Plan or Company Benefit
Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

                          (vii)       with respect to each Company Plan, there
has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in
Section 404 of ERISA that would, if successfully litigated, result in any material liability for the Company or any Stockholder, officer, director, or employee of the Company;


                          (viii)      the Company has complied, in all material
respects, with all reporting, disclosure, and notice requirements of ERISA and the Code with respect to each Company Plan and each Company Benefit Arrangement;

                          (ix)        all amendments and actions required to
bring the Company Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Effective Date and (B) are disclosed on Schedule 4.20(b)(ix);

                          (x)         arrangements for payment have been made
of all amounts that the Company and each Subsidiary is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within 30 days of such withholding;

                          (xi)        except as disclosed on Schedule
4.20(b)(xi), the Company and the Subsidiaries have not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor do they provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

                          (xii)       to the Company's Knowledge, no statement,
either written or oral, has been made by the Company or the Subsidiaries to any Person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have an adverse economic consequence to the Company or the Subsidiaries;

                          (xiii)      the Company and the Subsidiaries have no
liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

                          (xiv)       all group health plans of the Company and
its ERISA Affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code; and

                          (xv)        no employee or former employee of the
Company or beneficiary
of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

                 (c) Schedule 4.20(c) hereto sets forth an accurate list, as of the date hereof, of all officers, directors, and key employees of the Company and lists all employment agreements with such officers, directors, and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such Person as of (a) December 31, 1996 and (b) the date hereof.

                 (d) The Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

         4.21. Taxes. Except as set forth on Schedule 4.21, all federal and state and all material local and foreign tax returns, reports and statements required to be filed by the Company and its Subsidiaries have been filed or have been caused to be filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed and all such returns, reports and statements are true, complete and correct in all material respects. All taxes, charges and other impositions due and payable by the Company and its Subsidiaries have been paid in full on a timely basis except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books and records of the Company or Subsidiary in accordance with GAAP. The provision for taxes of each of the Company and its Subsidiaries as shown in the Company SEC Reports is sufficient for all unpaid taxes, charges and other impositions of any nature due or accrued as of the date of the financial statements contained in such Company SEC Report, whether or not assessed or disputed. Proper and accurate amounts have been withheld by the Company and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies.
The Company has not received notice of any audit or of any proposed deficiencies from any governmental authority, and no controversy with respect to taxes of any type is pending or threatened. Except for routine filing extensions granted as a matter of right under applicable law, none of the Company or any of its Subsidiaries has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes, charges or other impositions. None of the Company or any of its Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Further, none of the Company or any of its Subsidiaries has any obligation under any tax- sharing agreement.

         4.22. Labor and Employment Matters. With respect to employees of and service providers to the Company and the Subsidiaries: (a) the Company and the Subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice; (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company or any Subsidiary pending or, to the Company's or any Subsidiary's Knowledge, threatened before the National Labor Relations Board or any other comparable authority; (c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's or any Subsidiary's Knowledge, threatened against or directly affecting the Company or any Subsidiary; (d) to the Company's or any Subsidiary's Knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years; (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's or any Subsidiary's Knowledge, no claims therefor exist or have been threatened; (f) the employees of the Company and the Subsidiaries are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or any Subsidiary or currently being negotiated by the Company or any Subsidiary; and (g) to the Company's Knowledge, all Persons classified by the Company or its Subsidiaries as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company and its Subsidiaries have fully and accurately reported their compensation on IRS Forms 1099 when required to do so. To the Company's Knowledge, none of the employees of the Company or any of its Subsidiaries is obligated under any contract or other agreement (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that materially interferes with the use of the employee's best efforts to promote the interests of the Company and its Subsidiaries or conflicts with the business as currently conducted by the Company or its Subsidiaries.

         4.23 No Pending Transactions. Except for the transactions contemplated by this Agreement, neither the Company nor any Subsidiary is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in (i) the sale, merger, consolidation or recapitalization of the Company or any Subsidiary, (ii) the sale of all or substantially all of the assets of the Company or any Subsidiary, or (iii) a change of control of more than five percent of the outstanding capital stock of the Company or any Subsidiary.

         4.24 Disclosure. Neither this Agreement nor any of the Transaction Documents nor any Exhibit or Schedule hereto or thereto, nor any report, certificate or instrument furnished to the Purchaser or its counsel in connection with the transactions contemplated hereby or thereby, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   SECTION 5

           Representations, Warranties and Covenants of the Purchaser

         The Purchaser hereby represents and warrants to and agrees with the Company, as follows:

         5.1. Accredited Investor; Experience; Risk. The Purchaser is an accredited investor within the definition of Regulation D of the Securities Act. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Convertible Preferred Stock and Warrants.

         5.2. Investment. The Purchaser is acquiring the Convertible Preferred Stock and Warrants for investment purposes only, for its own account and not as a nominee or agent for any other Person, and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable law.

         5.3. Authorization. The Purchaser represents that it has all requisite power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of the Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action on the part of Purchaser. Each Transaction Document to which the Purchaser is a party has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification and contribution under this Agreement may be limited by federal or state securities laws or public policy relating thereto.

         5.4. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of Purchaser is required in connection with the valid execution and delivery by the Purchaser of the Transaction Documents to which it is a party, or the consummation by the Purchaser of the transactions contemplated by the Transaction Documents to which it is a party, except for such filings as have been made prior to the Closing.

         5.5. Brokers' Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Purchaser.

         5.6. Unregistered Shares. The Purchaser understands and acknowledges that none of the Convertible Preferred Stock, the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, the Warrants or the shares of Common Stock issuable upon exercise of the Warrants have been registered under the Securities Act or any state securities laws and are therefore "unregistered securities" as that term is used in the Securities Act, and as such may not be offered for sale, sold or otherwise disposed of without such registration or an opinion of counsel reasonably satisfactory to the Company that such sale or disposition can be made pursuant to an exemption from registration under the Securities Act and any applicable state securities laws. Purchaser agrees a legend that reflects the foregoing shall be placed on any certificates evidencing the securities purchased herein and that, so long as the legend may remain on such certificates, that the Company may maintain appropriate "stop transfer" orders with respect to such securities on its books and records and with those to whom it may delegate registrar and transfer functions. Purchaser further agrees and acknowledges that, except as set forth in Section 8.3 of this Agreement, the Company does not have any obligation or other commitment to register any of the securities issued or to be issued pursuant to this Agreement.

         5.7. Access to Information. The Purchaser acknowledges receipt of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Quarterly Report on Form 10-Q for the fiscal period ended June 30, 1997. The Purchaser further represents and acknowledges that it has carefully read such reports and has been furnished by the Company during the course of this transaction with all additional information regarding the Company that it has requested; that Purchaser has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the Company and the terms and conditions of this transaction and has utilized such opportunity to Purchaser's satisfaction.

         5.8 Restricted Transfer of Securities. The Purchaser agrees that, for a period of two (2) years commencing on the date of this Agreement (the "Restricted Period"), the securities issued or to be issued pursuant to this Agreement, including without limitation the Registrable Securities (collectively, the "Issued Securities"), may not be sold, assigned or otherwise transferred to a Restricted Person without the prior written consent of the Company. For purposes of this Section 5.8, "Restricted Person" means any Person engaged in or intending to be engaged in, either directly or indirectly (including, without limitation, through an Affiliate or in concert with another Person), any business in which the Company is operating on the date of the proposed sale, assignment or transfer. Following the Restricted Period, the Issued Securities may be sold, assigned or otherwise transferred without limitation if the average closing price for the Common Stock quoted on the Nasdaq National Market System (or on any exchange on which the Common Stock is then listed) for the thirty (30) trading days immediately prior to the last day of the Restricted Period (the "Benchmark Price") is equal to or less than $12.00 per share. If the Benchmark Price is greater than $12.00 per share, then the restrictions on the Issued Securities set forth in the first sentence of this Section 5.8 shall continue after the Restricted Period.
Notwithstanding anything contained in this Section to the contrary, the Purchaser may assign any or all of the Issued Securities to partners or Affiliates of the Purchaser or officers or directors of partners or Affiliates of the Purchaser without consent of the Company so long as such partner, Affiliate, officer or director agrees in writing to be bound by the terms of this Agreement.

                                   SECTION 6

                       Conditions to Closing of Purchaser

         The Purchaser's obligation to purchase the Convertible Preferred Stock at the Closing is, at the option of the Purchaser, subject to the fulfillment on or prior to the Closing Date of the following conditions:

         6.1. Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

         6.2. Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

         6.3. Opinion of Company's Counsel. The Purchaser shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Company, an opinion addressed to the Purchaser, dated the Closing Date, in substantially the form of Exhibit 6.3 hereto.

         6.4. No Material Adverse Change. Since December 31, 1996, there shall not have occurred any events or circumstances that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         6.5. Certificate of Designation. The Certificate of Designation shall have been duly adopted and executed by the Company and accepted for record by the Secretary of State of Delaware.

         6.6. Consents. All consents, approvals, registrations, qualifications and Permits from, and all filings with, any third party or governmental authority necessary for the consummation of the transactions contemplated herein or in the Transaction Documents shall have been obtained.

         6.7. Issuance of Shares. The Company shall have issued 1,452,119 shares of Convertible Preferred Stock at the Closing pursuant to this Agreement, and shall have delivered to the Purchaser a stock certificate representing such Convertible Preferred Stock.

         6.8. Certificates. The Purchaser shall have received a certificate of the President or a Vice President of the Company to the effect set forth in Sections 6.1, 6.2, 6.4, and 6.5.

         6.9     Warrants; Reservation of Common Stock.   The Company shall
have issued the Class I Warrant and the Class II Warrant in the forms attached hereto as Exhibits A and B, respectively, to the Purchaser, and shall have reserved for issuance a sufficient number of shares of Common Stock issuable to Purchaser or Holders upon exercise thereof.

         6.10 Appointment of Director. The directors of the Company shall have appointed the designee of Purchaser as a director of the Company effective as of the Closing.

         6.11    Bank Credit Facility.   The Company shall have secured from
the lenders under the Credit Facility dated February 20, 1997 (the "Bank Credit Facility"), by and among the Company and Creditanstalt Corporate Finance, Inc. (the "Bank"), (i) appropriate amendments to the Bank Credit Facility modifying the covenants thereunder so that the Company shall be in full compliance with all of the covenants thereunder on the Closing Date, and (ii) waivers of all violations, breaches of covenants and events of default under the Bank Credit Facility, in form and substance acceptable to the Purchaser, in its sole discretion.

                                   SECTION 7

                      Conditions to Closing of the Company

         The Company's obligation to issue and sell the Convertible Preferred Stock at the Closing is, at the option of the Company, subject to the fulfillment of the following conditions:

         7.1. Representations. The representations and warranties made by the Purchaser in Section 5 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

         7.2. Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all respects.

         7.3. Purchase Price. The Purchaser shall have tendered the purchase price for the Convertible Preferred Stock and Warrants of Five Million Eighty-Two Thousand Four Hundred Seventeen Dollars ($5,082,417).

         7.4. Certificate. The Company shall have received a certificate from the General Partner of the Purchaser to the effect set forth in Sections
7.1 and 7.2.

                                   SECTION 8

                            Covenants of the Company

         8.1. Information. Commencing on the Closing Date and continuing so long as any shares of Convertible Preferred Stock remain outstanding, the Company shall deliver to the Purchaser the information specified in this
Section 8.1 unless the Purchaser at any time specifically requests that such information not be delivered to it:

                 (a) Monthly Financial Statements. As soon as available, but in any event not later than thirty (30) days after the end of each monthly fiscal period (other than the last monthly fiscal period of the fourth fiscal quarter of the Company), the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such period and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as of the end of and for the comparable periods of the preceding fiscal year. All such financial statements shall be prepared in accordance with GAAP on a consistent basis throughout the periods reflected therein except as stated therein and shall be accompanied by a certificate of the Company's President or Chief Financial Officer to such effect.

                 (b) Board Materials. As soon as available, but in no event later than when delivered to members of the Company's Board of Directors, all materials which the Company distributes to the members of the Board of Directors.

                 (c)      Budget.     The Company shall furnish the Purchaser
as soon as available, but in no event later than 30 days following the end of each fiscal year, a consolidated and consolidating budget for the following fiscal year.

                 (d) Other Reports and Statements. Promptly upon any distribution to its stockholders generally, to its directors or to the financial community of an annual report, quarterly report, proxy statement, registration statement or other similar report or communication, a copy of each such annual report, quarterly report, proxy statement, registration statement or other similar report or communication and promptly upon filing by the Company with the SEC or with The National Market System, Inc., the National Association of Securities Dealers, Inc. or any national securities exchange or other market system of any all regular and other reports or applications, a copy of each such report or application; and a copy of such report or statement and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company.

         8.2     Preemptive Rights.

                 (a) If, after the Closing Date but prior to the conversion of the Convertible Preferred Stock into Common Stock the Company shall propose to issue or sell New Securities or enters into any contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or sale of any New Securities, the Purchaser shall have the right to purchase that number of New Securities at the same price and on the same terms proposed to be issued or sold by the Company so that the Purchaser would after the issuance and sale of all such New Securities, hold the same proportionate interest (the "Proportionate Percentage") of the then outstanding shares of Common Stock as was held by the Purchaser immediately prior to such issuance and sale (based upon the number of shares of Common Stock to be received upon conversion of the Convertible Preferred Stock and exercise of the Class II Warrants).


                 (b) The Company shall give the Purchaser written notice of its intention to issue and sell New Securities, describing the type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue the same. The Purchaser shall have fifteen (15) days (the "Offer Period") from the giving of such notice to agree to purchase all (or any part) of its Proportionate Percentage of New Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                 (c) If the Purchaser fails to provide notice to the effect that Purchaser agrees to exercise in full such right within the Offer Period, the Company shall have 125 days thereafter to sell the New Securities in respect of which the Purchaser's rights were not exercised, at a price and upon general terms and conditions no more favorable to the buyers thereof than specified in the Company's notice to Purchaser pursuant to this Section. If the Company has not sold the New Securities within such 125-day period, the Company shall not thereafter issue or sell any New Securities, except by giving the Purchaser the right to purchase its Proportionate Percentage in the manner provided above.

         8.3     Company Registration.

                 (a) If the Company proposes to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating to a corporate reorganization or other transaction under Rule 145, or a registration on any registration form that does not permit secondary sales, the Company will (i) promptly give to the Purchaser and to each Holder written notice thereof, and (ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 8.3(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Purchaser and any Holder and received by the Company within fifteen (15) days after the written notice from the Company described in clause (i) above is delivered by the Company.

                 (b) If the registration as to which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Purchaser and the Holders as a part of the written notice given pursuant to Section 8.3(a). In such event, the right of the Purchaser and any Holder to registration pursuant to this Section 8.3 shall be conditioned upon such participation in such underwriting and the inclusion of the Purchaser's and the Holder's Registrable Securities in the underwriting to the extent provided herein. The Purchaser and all Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

         Notwithstanding any other provision of this Section 8.3, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company and to the Purchaser and thereafter to all other holders of securities requesting registration. If any person does not agree to the terms of any such underwriting, he shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         8.4.    Shelf Registration.

                 (a) As soon as practicable after Closing, the Company shall prepare and file with the SEC a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a "Shelf Registration") registering the resale from time to time by the Purchaser and each Holder of all of the Registrable Securities issuable upon conversion of the Convertible Preferred Stock (the "Initial Shelf Registration"). The registration statement for any Shelf Registration shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by the Purchaser and each Holder in the manner or manners designated by them, from time to time, which may include an underwritten offering, subject to the underwriter being reasonably acceptable to the Company and the Purchaser. The Company shall use its best efforts to cause the Initial Shelf Registration to become effective under the Securities Act as promptly as is practicable and to keep the Initial Shelf Registration continuously effective under the Securities Act until the end of the Effectiveness Period.

                 (b) From and after the exercise of any Warrant, in whole or in part, within 45 days after receipt of written notice from the Purchaser or Holder, the Company shall effect a Shelf Registration for all or a portion of the Warrant shares which have been theretofore issued to Purchaser or Holder; provided, however, that (A) the number of Warrant shares sought to be included in any Shelf Registration shall not be less than 50% of the shares of Common Stock or other securities for which the Warrant is exercisable and (B) in no event shall the Company be obligated to effect a Shelf Registration pursuant to this paragraph on more than one occasion in any 12-month period.

                 (c) If the Initial Shelf Registration or any Subsequent Shelf Registration (as defined below) ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Registrable Securities shall have been sold or shall have ceased to be Registrable Securities), the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty (30) days of such cessation of effectiveness amend the Shelf Registration in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration covering all of the Registrable Securities then outstanding (a "Subsequent Shelf Registration"). If a Subsequent Shelf Registration is filed, the Company shall use all reasonable efforts to cause the Subsequent Shelf Registration to become effective as promptly as is practicable after such filing and to keep such registration statement continuously effective until the end of the Effectiveness Period.

                 (d) The Company shall supplement and amend the Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration, if required by the Securities Act or the SEC, or if reasonably requested by the Purchaser or a majority of Holders or by any managing underwriter, if any, of such Registrable Securities with respect to the offer and sale or other disposition of the Registrable Securities during the Effective Period.

                 (e) From time to time, the Company shall (i) prepare and file with the SEC a post-effective amendment to the Shelf Registration or a supplement to the related prospectus or a supplement or amendment to any document incorporated therein by reference or any other required document, so that such registration statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, so that, as thereafter delivered to purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide the Purchaser and the Holders with copies of any registration statement, prospectus, document incorporated by reference therein, or such other documents filed with the SEC in such numbers as the Purchaser and the Holders shall reasonably request; and (iii) inform the Purchaser and the Holders that the Company has complied with its obligations and that the registration statement and related prospectus may be used for the purpose of selling all or any of such Registrable Securities (or that, if the Company has filed a post-effective amendment to the Shelf Registration which has not yet been declared effective, the Company will notify Purchaser to that effect, will use its best efforts to secure the effectiveness of such post-effective amendment and will immediately so notify Purchaser when the amendment has become effective).

         8.5 Certain Securities Registration Matters. Whenever the Company is required under Section 8.3 or 8.4 to effect the registration with the SEC of any Registrable Securities, the following provisions shall apply:

                 (a) The Company shall cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable Purchaser or Holder to consummate the disposition of such Registrable Securities.

                 (b) The Company shall cause all Registrable Securities covered by any registration statement to be listed with the Nasdaq Stock Market, or on each securities exchange on which similar securities issued by the Company are then listed and, unless the same already exists, provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of the registration statement.

                 (c) The Company shall enter into such customary agreements (including an underwriting agreement in customary form, if applicable) and take all such other actions as the Purchaser or Holder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities pursuant to the registration statement.

                 (d) The Company shall make available for inspection by the Purchaser, Holder and any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by the Purchaser, Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and agreements and access to properties and management and other information of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspector in connection with such registration statement, provided that any Inspector shall have first executed and delivered to the Company a confidentiality agreement in customary form protecting the confidentiality of such information, except as otherwise required to be disclosed by law.

                 (e) If the Registrable Securities are to be sold in an underwritten offering or in a private transaction involving the sale or transfer of at least forty percent (40%) of the Registrable Securities issuable upon conversion of the Convertible Preferred Stock acquired pursuant to this Agreement, the Company shall obtain "cold comfort" letters and updates thereof from the Company's independent public accountants and an opinion from the Company's counsel in customary form and covering such matters of the type customarily covered by "cold comfort" letters and opinion letters as the managing underwriter or Purchaser, as the case may be, may reasonably request, and one copy of such "cold comfort" letter and opinion letter shall be provided to each of the Purchaser and the Holder.

                 (f) The Purchaser and Holders shall, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 8.5(i), discontinue disposition of its Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt of the copies of the supplemented or amended prospectus and, if so directed by the Company, the Purchaser and Holders will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in the Purchaser's and Holders' possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

                 (g) All fees and expenses incident to the Company's performance of or compliance with a registration statement requirement pursuant to this Agreement shall be borne by the Company whether or not any of the registration statements become effective, other than commissions and underwriter's discounts, if any, and transfer taxes payable by Purchaser and/or the Holder. Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses
(x) with respect to filings required to be made with the National Association of Securities Dealers, Inc. and (y) of compliance with federal securities or Blue Sky laws (including, without limitation, fees and disbursements of one counsel to Purchaser in connection with Blue Sky qualifications of the Registrable Securities under the laws of such jurisdictions as the managing underwriter, if any, or the Purchaser may designate)), (ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) reasonable fees and disbursements of counsel for the Company and one counsel for the Purchaser in connection with the registration, (v) fees and disbursements of all independent certified public accountants (including the expenses of any special audit and "comfort" letters required by or incident to such performance) and (vi) Securities Act liability insurance obtained by the Company in its sole discretion. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or the Nasdaq Stock Market, as the case may be, on which similar securities issued by the Company are then listed and the fees and expenses of any Person, including special experts, retained by the Company. Notwithstanding the provisions of this subsection, the Purchaser or the Holders, as the case may be, shall pay all registration expenses to the extent the Company is prohibited by applicable Blue Sky laws from paying for or on their behalf.

                 (h) The Company shall use its reasonable best efforts to register or qualify the Registrable Securities under such securities or Blue Sky laws in such jurisdictions as the Purchaser or the Holders may reasonably request; provided that the Company shall not be required in connection therewith or as a condition thereof to (i) qualify or register as a foreign corporation in any such jurisdiction, (ii) execute a general or limited consent to service of process in any such jurisdiction, (iii) make any undertaking with respect to the conduct of its business, (iv) subject itself to taxation as a foreign corporation in any such jurisdiction or (v) enter into any agreement with any state securities or "blue sky" commission or agency, including, without limitation, any agreement to escrow shares of its capital stock.

                 (i) If, in the reasonable judgment of the Company, it is advisable to suspend use of the prospectus for a period of time due to pending material corporate developments or similar material events that have not yet been publicly disclosed and as to which the Company believes public disclosure will be prejudicial to the Company, the Company shall deliver a certificate in writing, signed by its Chief Executive Officer, Chief Financial Officer or General Counsel, to the Purchaser and Holders and the managing underwriter, if any, to the effect of the foregoing and, upon receipt of such certificate, the Purchaser's and Holders' selling period will not commence until the Purchaser, Holders or managing underwriter, if any, has received copies of the supplemented or amended Prospectus, or until it is or they are advised in writing by the Company that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The Company will use all reasonable efforts to ensure that the use of the Prospectus may be resumed, and the selling period may commence, upon the earlier of (x) public disclosure of such pending material corporate development or similar material event or (y) a determination by the Company that, in the judgment of the Company, public disclosure of such material corporate development or similar material event would not be prejudicial to the Company. Notwithstanding the foregoing, the Company shall not under any circumstances be entitled to exercise its right under this Section 8.5(i) to defer the selling period more than one time in any 12-month period or two times in any 24-month period; and provided, further, that the period in which a selling period is suspended shall not exceed ninety
(90) days.

                 (j) In the event of the registration or qualification of any Registrable Securities with the SEC pursuant to a registration statement, the Company agrees to indemnify and hold harmless Purchaser, Holders and each officer, partner, employee, agent and representative of Purchaser and Holders, each underwriter, broker or dealer, if any, of such Registrable Securities, and each other Person, if any, who controls Purchaser and Holder, underwriter, broker or dealer within the meaning of the Securities Act, Exchange Act or any other applicable securities laws, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof) (collectively, the "Losses") joint or several, to which any of them may become subject under the Securities Act or any other applicable securities laws or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered or qualified under the Securities Act or any other applicable securities laws, any preliminary prospectus or final prospectus relating to such Registrable Securities, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation under the Securities Act or any other applicable securities laws applicable to the Company or relating to any action or inaction required by the Company in connection with any such registration or qualification and will reimburse Purchasers, each officer, director, employee, agent and representative of Purchaser, Holders, underwriter, broker or dealer and each such controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Loss; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon untrue statement of a material fact or omission to state a material fact necessary to make the statements, in light of the circumstances under which they were made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement thereto, not misleading, in reliance upon and in conformity with written information furnished to the Company by Purchaser, Holders, or any officer, partner, employee, agent and representative thereof specifically and expressly for use in the preparation thereof,or any violation of any rule or regulation under the Securities Act or applicable securities laws, in which case such person agrees to indemnify and hold harmless the Company and its Affiliates from and against any and all Losses, joint or several, to which any of them may become subject under the Securities Act or any other applicable securities laws or otherwise; and provided, further, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such Loss (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the Prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such Prospectus so long as such Prospectus, and any amendments or supplements thereto, have been furnished to such underwriter in sufficient numbers and in a timely- manner to permit distribution thereof.

                 Promptly after receipt by a Person entitled to indemnification under this Section 8.5(j) (an "Indemnified Party") of notice of the commencement of any action or claim relating to any registration statement as to which indemnity may be sought hereunder, such Indemnified Party will, if a claim for indemnification hereunder in respect thereof is to be made against any other party hereto (an "Indemnifying Party"), give written notice to such Indemnifying Party of the commencement of such action or claim, but the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party except to the extent that the Indemnifying Party is actually prejudiced thereby. In case any such action is brought against an Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled (at its own expense) to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense, with counsel reasonably satisfactory to such Indemnified Party, of such action provided that the Indemnifying Party shall not settle or compromise such action, except upon the prior written consent of the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than the reasonable cost of investigation; provided, however, that the assumption of such defense shall not give rise in the reasonable opinion of the Indemnified Party or its counsel to any conflict. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such suit, action, claim or proceeding, (B) the Indemnifying Party shall not have employed counsel (reasonably satisfactory to the Indemnified Party) to take charge of the defense of such action, suit, claim or proceeding, or (C) such Indemnified Party shall have reasonably concluded, based upon the advice of counsel, that there may be defenses available to it that are different from or additional to those available to the Indemnifying Party which, if the Indemnifying Party and the Indemnified Party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such Indemnified Party. If any of the events specified in clauses (A), (B) or (C) of the preceding sentence shall have occurred or shall otherwise be applicable, then the reasonable fees and expenses of one counsel or firm of counsel selected by the Indemnified Party (and reasonably acceptable to the Indemnifying Party) shall be borne by the Indemnifying Party. If, in any such case, the Indemnified Party employs separate counsel, the Indemnifying Party shall not have the right to direct the defense of such action, suit, claim or proceeding on behalf of the Indemnified Party and the Indemnified Party shall assume such defense and/or settle or compromise such action; provided, however, that an Indemnifying Party shall not be liable for the settlement or compromise of any action, suit, claim or proceeding effected without its prior written consent, which consent shall not be unreasonably withheld.

                          (iii)   Notwithstanding the foregoing, to the extent
that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

                 (k) The Purchaser and each Holder holding securities included in any registration shall furnish to the Company such information regarding the Purchaser or such Holder and the distribution proposed by the Purchaser or such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 8.

                 (l) The Company shall not, directly or indirectly, enter into any merger, consolidation, or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation, or reorganization, agree in writing to assume the obligations of the Company under this Section, and for that purpose references hereunder to "Registrable Securities" shall be deemed to be references to the securities that the Purchaser or Holders, as the case may be, would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation, or reorganization; provided, however, that the provisions of this Section shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving corporation if the Purchaser and Holders are entitled to receive in exchange for their Registrable Securities consideration consisting solely of (i) cash,
(ii) securities of the acquiring corporation that may be immediately sold to the public without registration under the Securities Act, or (iii) securities of the acquiring corporation that the acquiring corporation has agreed to register within 90 days of completion of the transaction for resale to the public pursuant to the Securities Act.

         8.6     Regulatory Matters.  Each of the Company and Purchaser will
(i) make on a prompt and timely basis all governmental or regulatory notifications, filings or submissions, as necessary for the consummation of the transactions contemplated hereby, including any filings required pursuant to the Hart-Scott-Rodino Antitrust Act, if required, (ii) use all reasonable efforts to cooperate with the other and its representatives in (A) determining which notifications, filings and submissions are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to he obtained prior to the Closing Date from, any governmental authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) timely making of all such notifications, filings or submissions and timely seeking all such consents, approvals, permits or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other reasonable things necessary or appropriate to consummate the transactions contemplated by this Agreement. The Purchaser shall have no obligation to expend any funds in connection with the action to be taken by the Company pursuant to this section.

         8.7 Access. So long as the Purchaser holds at least fifteen percent (15%) of the Convertible Preferred Stock purchased hereunder, subject to the provisions of Section 8.8 hereof, upon the written request of the Purchaser, the Company shall afford the Purchaser and its accountants, counsel and other representatives, full access during normal business hours to all of its properties, books, contracts, commitments and records, permit them to copy or make extracts therefrom and, the Company shall furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request; provided, however, that no investigation pursuant to this Section 8.7 shall affect any representations or warranties of either party hereunder.

         8.8 Confidentiality. From and after the date of this Agreement, each of the Company and Purchaser agree to hold, and will cause its employees, agents and representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of their counsel, by other requirements of law, information furnished by the Company, on the one hand, to Purchaser and information furnished by Purchaser, on the other hand, to the Company in connection with the transactions contemplated by this Agreement, and each of such persons agree that they shall not release or disclose such information to any other person, except their respective officers, directors, partners, employees, auditors, attorneys, financial advisors and other consultants, advisors and representatives who need to know such information and who have been informed of the confidential nature of such information and have been directed to treat such information as confidential. The foregoing provisions of this Section 8.8 shall not apply to any such information which (i) becomes generally available to the public other than as a result of a disclosure by any person bound hereunder, (ii) was available to a person bound hereunder on a non-confidential basis prior to its disclosure hereunder, or (iii) becomes available to any person bound hereunder on a non-confidential basis by virtue of the disclosure thereof by a source other than the party providing such information in reliance upon the protection of confidentiality reposed hereby.

         Notwithstanding anything herein to the contrary, from and after the date of this Agreement, if either party to this Agreement or any agreement contemplated herein shall be required by law to file as part of any public record this Agreement or the agreements relating to any transactions contemplated hereby, both parties shall jointly identify those provisions, if any, of such agreements that shall remain confidential and shall request and seek confidential treatment of those provisions in accordance with the applicable provisions of any applicable law, rule or regulation, and shall take all reasonable actions necessary to secure such confidential treatment.

         8.9 Amendment to NASD Listing Application. As soon as practical following the execution of this Agreement, the Company shall prepare and file with the NASD, and obtain the NASD's approval of, an amendment to the Company's Nasdaq National Market Listing Application reflecting the consummation of the transactions completed hereby, together with all documents, instruments and other materials which are or will be required to be filed or delivered under the Company's Nasdaq listing agreement and the NASD By-Laws.

         8.10 Reservation of Warrant Shares. From and after the consummation of the transactions contemplated herein and under the Warrants, the Company shall at all times reserve for issuance the number of shares of Common Stock issuable upon exercise of the Warrant on a fully-diluted basis in accordance with the terms thereof.

         8.11 Bank Credit Facility. At the Closing Date, the Company covenants and agrees that (i) the loan covenants under the Bank Credit Facility presently allows the Company and its Subsidiaries to conduct business as currently conducted without violating such covenants, and (ii) all past conflicts, violations or breaches of, or defaults under, the loan covenants have been cured or waived by the Bank.

         8.12 Repurchase Rights. If at any time there shall be a Change of Control of the Company, the Purchaser and Holders shall have the right (the "Repurchase Right"), at its or their sole option, upon ten days' prior written notice to the Company (the "Redemption Notice"), to require the Company to purchase from the Purchaser or Holders, all but not less than all, of the shares of the outstanding Convertible Preferred Stock held by the Purchaser or Holder (the "Repurchase Right"), at a price equal to 105% of the liquidation preference for the Convertible Preferred Stock (subject to adjustment in accordance with adjustments to the Series B Conversion Price provided for in the Certificate of Designation relating to the Convertible Preferred Stock), plus accrued and unpaid dividends to the date of redemption, whether or not declared. The Company shall deliver written notice to the Purchaser and Holders promptly upon the occurrence of an event of a Change of Control.

         8.13 Directors' and Officers' Insurance. As soon as practical following the execution of this Agreement, but in no event later than December 1, 1997, the Company shall obtain a directors' and officers' liability insurance policy providing coverage in the amount of $5 million and having such other terms as are reasonably acceptable to Purchaser.

         8.14 Selection of President. As soon as practical following the execution of this Agreement, the Company shall reach an agreement, which agreement shall be reasonably acceptable to both the Company and Purchaser, to hire an individual to become the Company's new President, which individual shall be reasonably acceptable to both the Company and Purchaser.


                                   SECTION 9

                                 Miscellaneous

         9.1. Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, supplemented or waived, except by a written instrument executed by (i) the Company and (ii) the Purchaser.

         9.2. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

                 (a)      if to the Company:

                          Sight Resource Corporation
                          100 Jeffrey Avenue
                          Holliston, Massachusetts 01746
                          Attn: William G. McLendon, Chief Executive Officer

                          Telephone No.:   508-429-6916
                          Facsimile No.:   508-429-6023

                          with a copy to:

                          Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                          Boston, Massachusetts 02111
                          Attn: Lewis J. Geffen, Esq.
                          Telephone No.:  617-542-6000
                          Facsimile No.:  617-542-2241

                 (b)      if to the Purchaser:

                          Carlyle Venture Partners, L.P.
                          1001 Pennsylvania Avenue, N.W.
                          Suite 220 South
                          Washington, D.C. 20004-2505
                          Attn:   Brian D. Bailey
                          Telephone No.:  202-347-2626
                          Facsimile No.:  202-347-1818

                          with a copy to:

                          Wilmer, Cutler & Pickering
                          1445 M Street, N.W.
                          Washington, D.C. 21202
                          Attn:   John B. Watkins, Esq.
                          Telephone No.:   202-663-6552
                          Facsimile No.:   202-663-6363

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

         9.3. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         9.4. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, except that Purchaser may assign its rights under this Agreement to the Holders.

         9.5 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made in, pursuant to, or in connection with, this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Purchaser, and the sale and purchase of the Convertible Preferred Stock, and issuance of the Warrants for a period of eighteen (18) months commencing on the Closing Date.

         9.6. Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written, among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

         9.7. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

         9.8. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

         9.9. Costs and Expenses. The Company shall pay all reasonable fees and disbursements incurred in connection with the transactions contemplated hereby (including the fees and disbursements of the Purchaser's legal counsel) as well as other reasonable out-of-pocket expenses incurred by Purchaser in connection with the negotiation and execution of the Transaction Documents and the fees and expenses of any required governmental filings, not to exceed $75,000 if the Closing occurs, but not to exceed $25,000 if the Closing does not occur.

         9.10. No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Company and its Subsidiaries) or entity that is not a party to this Agreement.

         9.11.   Indemnification.

                 (a) The Company agrees to indemnify and hold harmless the Purchaser and its Affiliates, and their respective partners, co-investors, officers, directors, employees, agents, consultants, attorneys and advisers (each, an "Indemnified Party"), from and against any and all actual losses, claims, damages, liabilities, costs and expenses (including, without limitation, liabilities, costs and expenses and all reasonable fees, expenses and disbursements of counsel), joint or several (hereinafter collectively referred to as a "Loss"), which may be incurred by or asserted or awarded against any Indemnified Party in connection with or in any manner arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to the transactions contemplated by this Agreement and the other Transaction Documents, except to the extent such Loss is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

                   (b) An Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification within ten (10) days after the discovery by such parties of any matters giving arise to a claim for indemnification pursuant to Section 9.11(a); provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 9.11, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such action or claim is brought against any Indemnified Party, the Company shall be entitled to participate in and, unless in the reasonable good faith judgment of the Indemnified Party a conflict of interest between such Indemnified Party and the Company may exist in respect of such action or claim, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Company to the Indemnified Party of its election so to assume the defense thereof, the Company shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such action or claim the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder. If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Company shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this Section 9.11 to the contrary notwithstanding, the Company shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.


                   [Remainder of Page Intentionally Left Blank]

                         SERIES B CONVERTIBLE PREFERRED
                    STOCK PURCHASE AGREEMENT SIGNATURE PAGE


         IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed effective as of the date first above written.


                                  SIGHT RESOURCE CORPORATION



                                  By:  /s/ William G. McLendon
                                     -------------------------------------
                                  Name: William G. McLendon
                                       -----------------------------------
                                  Title: President and CEO
                                        ----------------------------------


                                  CARLYLE VENTURE PARTNERS, L.P.

                                  By:      /s/ J. Mitchell Reese
                                           -------------------------------
                                           Authorized Signatory


                                  C/S VENTURE INVESTORS, L.P.


                                  By:      /s/ J. Mitchell Reese
                                           -------------------------------
                                           Authorized Signatory


                                  CARLYLE U.S. VENTURE PARTNERS, L.P.


                                  By:      /s/ J. Mitchell Reese
                                           -------------------------------
                                           Authorized Signatory


                                  CARLYLE VENTURE COINVESTMENT, L.L.C.


                                  By:      /s/ J. Mitchell Reese
                                           -------------------------------
                                           Authorized Signatory

                                   EXHIBIT A

                                CLASS I WARRANT

                                   EXHIBIT B

                                CLASS II WARRANT

                                  EXHIBIT 2.1

       Certificate of Designation of Series B Convertible Preferred Stock

                                  EXHIBIT 6.3

                        Company's Counsel Legal Opinion

                                  SCHEDULE 4.3

                                  SUBSIDIARIES

                                 SCHEDULE 4.11

                              MATERIAL AGREEMENTS

                                 SCHEDULE 4.12

                                      FEES

                                 SCHEDULE 4.13

                              REGISTRATION RIGHTS

                                 SCHEDULE 4.15

                                 REAL PROPERTY

                                 SCHEDULE 4.16

                           TANGIBLE PERSONAL PROPERTY

                                 SCHEDULE 4.17

                                 ENVIRONMENTAL

                                 SCHEDULE 4.18

                                  LIABILITIES

                                 SCHEDULE 4.19

                                    CHANGES

                                 SCHEDULE 4.20

                             EMPLOYEE BENEFIT PLANS